EXHIBIT 99.24
INGRAM MICRO INC.
AUDIT COMMITTEE CHARTER
Amended March 9, 2010
I.	Purpose of Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Ingram Micro Inc. (the “Corporation”) is to discharge its responsibilities as set forth in the Corporation’s Amended and Restated Bylaws and to assist the Board’s oversight of:
•	The integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance.

•	The Corporation’s compliance with legal and regulatory requirements.

•	The independence, qualifications and performance of the Corporation’s independent external auditors and internal audit department.
In addition, the Committee is charged with providing an avenue of open communication among the Corporation’s independent external auditors, management, internal audit department, and Board of Directors.

II.	Committee membership

The Committee shall be comprised of three or more directors, all of whom in the business judgment of the Board of Directors shall be independent in accordance with the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange listing standards. Each member shall in the business judgment of the Board of Directors have the ability to read and understand the Corporation’s financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall in the business judgment of the Board of Directors be a financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the financial expert) shall in the business judgment of the Board of Directors have accounting or related financial management expertise in accordance with the New York Stock Exchange listing standards.

The Board shall appoint the members of the Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chair. The Committee shall meet in person or telephonically at least four times per year at a time and place determined by the Committee’s chair, with further meetings to occur when deemed necessary or desirable by the Committee or its chair. An agenda of matters to be addressed shall be distributed in advance of each meeting. The Committee shall maintain minutes of its meetings and report to the Board on a regular basis, but not less than once per year.

The Committee shall meet privately in executive sessions at least annually with management, the senior executive of the internal audit department, the independent external auditors, and by itself to discuss any matters that the Committee or each of these groups believe should be discussed.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

IV.	Committee Duties and Responsibilities

In furtherance of its purpose, the Committee shall have the following duties and responsibilities:

Review Procedures
1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Governance Committee and the Board of Directors for approval and have it published at least once every three years in accordance with Securities and Exchange Commission regulations.

2.	Review and discuss the Corporation’s annual audited financial statements and related footnotes and quarterly financial statements to be included in the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and discuss with management and the independent external auditors any significant issues regarding accounting principles, practices and judgments reflected therein, including an analysis of the effect of alternative generally accepted accounting principles and methods, prior to any public release, filing or distribution.

3.	Review and discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, as required by New York Stock Exchange listing standards.

4.	Review and discuss any significant changes to the Corporation’s accounting principles and practices and any items required to be communicated by the independent external auditors in accordance with Statements of Auditing Standards 61 and 100, as amended from time to time, or any other relevant provisions of generally accepted auditing standards.

5.	Review and discuss the Corporation’s Annual Report on Form 10-K with management and the independent external auditors, and if in an acceptable form to the Committee, recommend to the Board of Directors approval of such Annual Report on Form 10-K.

6.	Discuss the Corporation’s policies and practices with respect to risk assessment and risk management. As requested by management or determined by the Committee to be necessary, in consultation with management, the independent external auditors and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. As requested by management or determined by the Committee to be necessary, review significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. As requested by management, the independent external auditors or the senior executive of the internal audit department, or as determined by the Committee to be necessary, review significant findings prepared by the independent external auditors or the internal audit department together with management’s responses, as well as the status of previous recommendations.

7.	Review financial and accounting organizational structure and executive succession planning for the Corporation’s financial and accounting functions.
Independent External Auditors
8.	Appoint the independent external auditors for the purpose of preparing or issuing an audit report on the Corporation’s annual financial statements or performing related work and set their compensation.

9.	Discuss with the independent external auditors its responsibilities under generally accepted auditing standards

10.	Review and discuss the independent external auditors’ audit plan with regard to its scope, staffing, locations, reliance upon management and the internal audit department, and general audit approach, the estimated fees and other matters pertaining to such audit as the Committee may deem appropriate.

11.	Pre-approve all audit and permitted non-audit services to be performed by the independent external auditors; provided, however, that the Committee may, in its discretion, elect to delegate the authority to pre-approve such services to one or more members of the Committee and, if permissible by rules and regulations of the Securities and Exchange Commission, to management, who shall report any decision to pre-approve any such services to the full Committee at its regularly scheduled meetings.

12.	Establish clear hiring policies for employees or former employees of the independent external auditors.

13.	On at least an annual basis, receive and review:
a.	a report by the independent external auditors describing (i) the independent external auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (iii) any steps taken to deal with any such issues.

b.	all other reports from the independent external auditors, including the annual comments from the independent external auditors on accounting procedures and systems of control.
14.	Receive from the independent external auditors the report required by Independence Standards Board Standard No. 1, or any successor thereto, as in effect at that time and discuss it with the independent external auditors.

15.	Review and evaluate the lead audit partner of the independent external auditors, confirm and evaluate the rotation of the audit partners on the audit engagement team as required by law, consider whether the independent external auditors should be rotated, so as to assure continuing auditor independence, and obtain the opinion of management and the internal audit department of the independent external auditors’ performance.

16.	On at least an annual basis, ensure that the independent external auditors submit a formal written statement delineating all their relationships with the Corporation. Review and discuss with the independent external auditors all significant relationships they have with the Corporation that could impair their independence.

17.	Review with the independent external auditors any audit problems or difficulties and management’s response, including resolution of disagreements between management and the independent external auditors regarding financial reporting.
Internal Audit Department and Legal Compliance
18.	On at least an annual basis, review the charter, budget, plan, activities, organizational structure and qualifications of the internal audit department and its effectiveness, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing. As requested by management or the senior executive of the internal audit department or as determined by the Committee to be necessary, review changes in the foregoing. The internal audit department shall be responsible to management, but have a direct reporting responsibility to the Board of Directors through the Committee.

19.	Review and concur in the appointment, performance, and replacement of the senior executive of the internal audit department.

20.	As requested by management or the senior executive of the internal audit department or as determined by the Committee to be necessary, review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

21.	On at least an annual basis, review with the Corporation’s general counsel any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

22.	Review and recommend to the Board of Directors approval of the Corporation’s annual compliance plan and review the adequacy of management’s system for monitoring compliance with the Corporation’s policies on associate conduct.
Corporate Finance Responsibilities
23.	Review on a periodic basis and consider as required matters relevant to the Corporation’s corporate finance and treasury, liquidity, capital expenditures and tax policies and procedures.
Other Committee Responsibilities
24.	Annually prepare a report to shareowners for inclusion in the Corporation’s proxy statement for its annual meeting of shareowners covering the matters required by the Securities and Exchange Commission.

25.	Establish and maintain procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal controls or auditing matters.

26.	Perform any other activities consistent with this Charter, the Corporation’s Amended and Restated Bylaws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

27.	Maintain minutes of the Committee’s meetings and regularly report to the Board of Directors on the Committee’s performance of its purposes and responsibilities.
V.	Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of the Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chair of the Committee or any other member of the Committee designated by the Committee to make this report.

VI.	Public Disclosure of Committee Charter

A copy of the Committee’s Charter shall be posted on the Corporation’s website.

VII.	Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to consult with and obtain information from the executive officers and other employees of the Corporation. The Corporation’s independent external auditors and internal audit department are ultimately accountable to the Committee. The Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to the independent auditors as well as anyone in the organization. The Committee may retain, at the Corporation’s expense, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditors. Members of the Committee shall not be deemed to have accepted a duty of care that is greater than the duty of the Directors generally.